DISTRIBUTION AGREEMENT GLO/KMG - A/11/98

GLOBAL ENTERTAINMENT PRODUCTIONS BV
(hereinafter referred to as "Global")

and

KALEIDOSCOPE MEDIA GROUP INCORPORATED
(hereinafter referred to as "KMG")

Preamble

Whereas Global are producers of films (produced principally for television) and, unless otherwise stipulated, will own and/or control all the relevant rights to:

o such films; including, but not limited to, the rights to produce and distribute such films on a world wide basis and in what ever format they may choose eg. film, video, compact disc, etc;

o any related music (subject to such restrictions as will be stipulated for each film which may become subject to this agreement); and

o any products which may be derived from such films and which will or may become the subject of related merchandising agreements

and

Whereas KMG are film distributors and have expertise in syndication and all other avenues of marketing pertaining to film and allied products, including but not limited to.

* cable television;
* network television both free and to pay;
* home videos;
* merchandising of film related products.

I.      Definitions:

The following meanings, unless clearly inconsistent with the context, will be assigned to words and phrases used in this agreement and any sub agreements.

Programs:      films produced by or acquired by Global, be they films intended for a single showing, mini series or full series, and irrespective the presentation medium e.g. 16mm film, 35mm film, video film, compact disc etc.

Merchandise:   products based on programs, be they based on the story,
               characters or animals featured in the story, any other products based in any way on the story, etc., whether such products be in the printed medium. electronic medium, clothing, toys or any other product based on or derived from the programs.

Gross revenue: the total revenue collected from the distribution of each program, subject only, in the case of advertising sales to the deduction of the standard ad sales fee of 10%. and the ad agency commission of 15% of the total revenue, where such ad sales fee or ad agency commission is paid away to a third party for bona fide services rendered.

Third party:   a party at arms length to the parties to this agreement,
               and/or any associate or related party to the parties to this agreement.

Global:        Global Entertainment Productions BV.

KMG:           Kaleidoscope Media Group Incorporated.

Victory: Victory Media Management a German company with who are associated, as co-producers and/or co-owners with Global in some or all of the programs which will be subject to this agreement.

Master
agreement:     this agreement.

Sub agreement: a sub agreement of this agreement relating to a specific program.

Ad sales fee:  the standard fee paid to an advertising agent, normally 10% of the total revenue generated by such sale.

Ad agency
commission:    the standard commission paid to advertising agencies, normal1y at the rate of 15% of total advertising revenue in respect of the particular sale.

Domicilium:    the domicilium execulandi et citandi of the parties, being:

               Global-
               Baarsieweg 281 III
               1058 AE Amsterdam, Holland.

               KMG
               345 Park Avenue
               New York NY 10010

SeaGull:       SeaGull Entertainment Incorporated, an associate company of KMG.

North America: the United States of America excluding Canada.

Canada: Canada, both English and French speaking unless otherwise stated.

USA:           the United States of America.

Domestic:      the United States of America.

The territory: the USA and Canada.

Other
territory:     any country, state or area not forming part of the territory.

2.      Joint Distribution

         Global and KMG hereby agree that they will jointly distribute programs and merchandise produced or acquired by Global in the territory, such distribution to be based on systems and methodology developed by KMG and agreed by Global

3.      Other Territory

         KMG may be in a position to assist with distribution in some other territory, in such event they will only proceed with the specific consent of Global given in writing. In the event of KMG being the effective cause of a revenue producing agreement in such other territory they will be entitled to a fee of 10% (or such other percentage as may be agreed by the parties) of the gross revenues from the transaction in question.

4.       On-going Representation

         the parties have agreed in good faith that - subject to the programs produced or acquired by Global being of a standard or a type suitable for distribution in the territory and subject to the revenues from KMG's distribution of programs being in accordance with budgets prepared in advance and agreed by both parties in all the various distribution channels available in the territory - It Is the intention of Global to offer all programs intended for the territory, to KMG for distribution, and it is the intention of KMG to undertake the distribution of all such programs,

5.       Sub Agreements

         a separate sub agreement of this agreement shall be entered into by the parties to this agreement in respect of each program to be distributed jointly by the parties. The sub agreement is intended to ensure effective implementation of this agreement and shall deal with matters which are specific to each such program. Sub agreements shall be negotiated by the parties in good faith and shall form part of this agreement and be subject to the conditions of this agreement.

6.       Production and/or Acquisition Costs

         all costs of producing and/or acquiring programs shall be borne by Global, assisted, where Global has so agreed, by financing arranged by Victory. KMG shall be only in the distribution and/or sale of completed programs and any merchandise related thereto.

                                                                               6
7.       KMG Program Advice

         while KMG will not be directly involved in producing or purchasing programs they will, if so requested by Global, advise on the suitability of programs for distribution in the territory, including if appropriate advice as to measures and/or adaptations which could render programs suitable, or more suitable, for distribution in the territory.

8.       Distribution Expense Budget

         the parties shall jointly compile an expense budget for the marketing and distribution costs of each program, such costs shall be only the direct costs of distribution of the said program. This budget will be included in the sub agreement for the related program. The budget shall not be exceeded either in total or in respect of individual items unless such excess is approved by both parties in writing. Approved (budgeted) expenditure will be funded by Global as incurred and in any case where such approved expense is in the first instance paid by KMG the amount so paid will be refunded by Global, against an invoice from KMG. Refunds are to be made within 30 days of KMG's invoice. Full details of all distribution expenses incurred shall be audited by a suitably qualified CPA should either party request such an audit. Such audit expenses shall be treated as distribution expenses.

9.      Distribution Fee

         a distribution fee based on the gross revenues (as defined) derived in respect of each program shall be calculated on the following basis:

         * domestic syndication/cable                     35%
         * domestic free or pay network television        25%
         * home video                                     20%

         * all other - including North American
           merchandising                                  30%

         The distribution fee, calculated as above, shall be paid 50% to Global and 50% to KMG. Distribution fees shall be payable only out of actual receipts from contracts giving rise to the fees in question (see clause
         10) and shall be a first charge against such receipts once expenses referred to in clause 8 above have been recouped.

10. Application of Total Revenue

         the total revenue derived from each program subject to joint distribution shall be applied as follows:

         * firstly the related distribution costs paid by Global shall be refunded to Global;
         * secondly, once the full amount of related distribution costs have been refunded, the next tranche of receipts shall be applied to paying the distribution fee, each installment to be shared 50/50 by Global and KMG;
         * thereafter any further receipts shall constitute net profit and shall be paid to Global;

         Revenues shall be distributed monthly as and when received.

11. Revenue to Global Bank Account

         all revenue shall be paid into a central fund or account controlled by Global, as and when received, and the disbursements referred to in 8 shall be made out of such fund or account. Should KMG so require such fund or account shall be audited by a suitably qualified CPA and the cost of such audit shall be treated as distribution expenses.

     12. Global to Approve all Contracts

         each and every contract, of sale or otherwise, arising out of this agreement shall be subject to Global's approval (which shall not be unreasonably withheld) and shall not be binding until signed by Global's authorized representative.

     13. Sales Budgets and Evidence of Title

         unless otherwise agreed in writing no sub agreement shall be binding on the parties unless, prior to or concurrently with, signature of such sub agreement:

         * KMG have produced a detailed revenue budget (acceptable to Global), which shall be a schedule to the sub agreement, reflecting the anticipated revenues from distribution of the program and sales of related merchandise;

         *Global have provided evidence of clear title to the relevant program and/or merchandise to the extent relevant to the particular sub agreement.

     14. Right to Distribute Related Products

         once KMG have entered into an agreement with Global to distribute a particular program, they shall be entitled (subject to satisfactory performance) and obliged, to market any ancillary programs to such programs and also any related merchandise.

     15. Global to Have all Right and Title

         all right title and ownership in the programs and any related products or merchandise shall be vested in and remain with Global at all times and KMG will use its best endeavours to prevent any breach and to advise on any such breach that may come to their attention.

     16. Credit as Joint Distributors

         both Global and KMG shall be given credit as joint distributors of any program or related products, in all publicity material including, without limiting the general application of this provision, any press release, information brochure etc, including also any verbal statements, made.

     17. Subcontracting by KMG

         should KMG wish to sub contract any of their obligations in terms of this agreement they may do so only with the written consent of Global. KMG shall be solely responsible for the remuneration of a sub contractor appointed in terms of this provision but any payments to approved subcontractors will be reimbursed if provided for in the budget referred to in clause 8.

     18. Good Faith

         all representations made by the parties to each other in respect of this agreement, any sub agreement or any aspect of such agreements are required to have been made in the utmost good faith.

     19. Warranties

         Global warrants that it will control, and where appropriate, will properly license, all material which becomes subject to this agreement, including any sub agreement. Global and KMO both warrant that they are legally competent and entitled to enter into this agreement and any sub agreements, and that they are not under any disability which could in any way hamper their performance under any such agreement, and that they will provide to each other such indenmities and warranties as may become necessary. The parties further agree to idemnify each other and any employee or other servant, director or other officer, agent or consultant or shareholder or owner against any including legal costs arising from any breach or default by the party concerned.

     20. Taking Effect

         notwithstanding the date of signature, this agreement, any sub agreement or related agreement shall only take effect, when approved by or an behalf of Global's board of directors, Such approval to be given within seven days of signature of the relevant agreement.

     21. Duration or Term

         this agreement shall be for an initial period of three years and shall continue in force thereafter subject to termination by either party giving the other six months notice in writing.

     22. Amendments to be in Writing

         this agreement supersedes all other arrangements to date of its taking effect between the parties and no amendment to this agreement shall have any force and effect unless reduced to writing and agreed by both parties.

     23. Assignment

         no purported assignment of this agreement or any pant thereof shall be of any force or effect unless reduced to writing and agreed by both parties.

     24. Law of England

         this agreement and, unless otherwise provided, any sub or related agreement shall be subject to the laws of England.

     25. Arbitration

         to avoid litigation the parties hereto agree that any dispute arising under this agreement shall be submitted to an independent arbitrator to be appointed by the President for the time being of the Law Society of England. The selection of the arbitrator shall be influenced by consideration of whether the dispute relates to fact or law or both fact and law. The decision of the arbitrator shall be final and shall be binding on both parties. The parties shall provide the necessary funds for the arbitration in equal shares but the arbitrator shall, as part of his final decision make an order as to how the costs should finally be borne by the parties.



Signed in ____________________ this _______ day of ___________
199___


For: Kaleidoscope Media Group Incorporated


__________________________             Witness 1 _______________

Director
(Who warrants that he is
empowered to sign this agreement)     Witness 2 ________________

Signed in Amsterdam this 19th day of November 1998.


For: Global Entertainment Productions BV.



/s/ xxxxxxxxxx                         Witness 1 ___________________
--------------------------------

Director
(Who warrants that he is
empowered to sign this agreement)      Witness 2 ___________________